ASSET PURCHASE
                         AND SALE AGREEMENT

                              BETWEEN

                       SPARTECH CORPORATION,
                           as Purchaser,


                  PREFERRED TECHNICAL GROUP, INC.,
                             as Seller

                                AND

                            ECHLIN INC.



                            for Seller's

                      PREFERRED PLASTIC SHEET
                              DIVISION


                           July 28, 1997

                     Table of Contents
                                                               Page

I.   SALE AND PURCHASE OF ASSETS . . . . . . . . . . . . . . . . .1
     1.1  Purchased Assets . . . . . . . . . . . . . . . . . . . .1
     1.2  Excluded Assets  . . . . . . . . . . . . . . . . . . . .2
     1.3  Liabilities  . . . . . . . . . . . . . . . . . . . . . .3
     1.4  Transfer of the Purchased Assets . . . . . . . . . . . .4
     1.5  The Closing  . . . . . . . . . . . . . . . . . . . . . .4
     1.6  Prorations . . . . . . . . . . . . . . . . . . . . . . .5
     1.7  Sales Taxes. . . . . . . . . . . . . . . . . . . . . . .5

II.  PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . .5
     2.1  Total Consideration  . . . . . . . . . . . . . . . . . .5
     2.2  Allocation of Consideration  . . . . . . . . . . . . . .5
     2.3  Adjustments to Cash Purchase Price . . . . . . . . . . .5
     2.4  Payment of Cash Purchase Price . . . . . . . . . . . . .7

III. REPRESENTATIONS AND WARRANTIES BY SELLER AND ECHLIN . . . . .7
     3.1  Organization, Standing and Qualification . . . . . . . .7
     3.2  Power, Authorization . . . . . . . . . . . . . . . . . .7
     3.3  Execution, Delivery and Performance Agreements . . . . .7
     3.4  Title to and Sufficiency of Purchased Assets . . . . . .8
     3.5  No Third Party Options . . . . . . . . . . . . . . . . .8
     3.6  Assets and Liabilities, Generally  . . . . . . . . . . .8
     3.7  Receivables and Payables . . . . . . . . . . . . . . . .8
     3.8  Inventory  . . . . . . . . . . . . . . . . . . . . . . .9
     3.9  Property, Plant and Equipment  . . . . . . . . . . . . .9
     3.10 Intellectual Property Matters  . . . . . . . . . . . . .9
     3.11 Financial Statements . . . . . . . . . . . . . . . . . 10
     3.12 Books of Account . . . . . . . . . . . . . . . . . . . 10
     3.13 Taxes and Tax Returns and Reports  . . . . . . . . . . 10
     3.14 Absence of Certain Changes or Events . . . . . . . . . 11
     3.15 Compliance with Law; Authorizations  . . . . . . . . . 12
     3.16 Transactions with Certain Related Parties  . . . . . . 12
     3.17 Litigation . . . . . . . . . . . . . . . . . . . . . . 12
     3.18 Insurance  . . . . . . . . . . . . . . . . . . . . . . 12
     3.19 Leases . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.20 Contracts  . . . . . . . . . . . . . . . . . . . . . . 13
     3.21 Brokers, Finders, Etc. . . . . . . . . . . . . . . . . 13
     3.22 Employees  . . . . . . . . . . . . . . . . . . . . . . 13
     3.23 Employee Benefit Plans and Arrangements  . . . . . . . 15
     3.24 Environmental Matters  . . . . . . . . . . . . . . . . 17
     3.25 Business Names and Locations . . . . . . . . . . . . . 18
     3.26 Copies of Documents  . . . . . . . . . . . . . . . . . 18
     3.27 Completeness of Disclosure . . . . . . . . . . . . . . 18

IV.  REPRESENTATIONS AND WARRANTIES BY PURCHASER . . . . . . . . 18
     4.1  Organization and Standing  . . . . . . . . . . . . . . 18
     4.2  Power; Authorization . . . . . . . . . . . . . . . . . 18
     4.3  Execution, Delivery and Performance of Agreements  . . 18
     4.4  Brokers, Finders, Etc. . . . . . . . . . . . . . . . . 19
     4.5  Employee Benefit Plans and Arrangements  . . . . . . . 19

V.   CONDUCT OF BUSINESS PRIOR TO CLOSING  . . . . . . . . . . . 19
     5.1  Access to Information  . . . . . . . . . . . . . . . . 19
     5.2  Interim Operations of the Division . . . . . . . . . . 19
     5.3  Schedules; Changes; Corrections  . . . . . . . . . . . 20
     5.4  Cooperation in Transaction . . . . . . . . . . . . . . 20
     5.5  Exclusive Dealings   . . . . . . . . . . . . . . . . . 21
     5.6  Hiring of Employees  . . . . . . . . . . . . . . . . . 21
     5.7  Collective Bargaining Agreements . . . . . . . . . . . 23
     5.8  Audited Financial Statements . . . . . . . . . . . . . 23

VI.  CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . 23
     6.1  Conditions to Purchaser's Obligations  . . . . . . . . 23
     6.2  Conditions to Seller's Obligations . . . . . . . . . . 25

VII. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 26
     7.1  Indemnification by Seller and Echlin . . . . . . . . . 26
     7.2  Indemnification by Purchaser . . . . . . . . . . . . . 26
     7.3  Indemnification Procedures . . . . . . . . . . . . . . 26
     7.4  Limits of Indemnification  . . . . . . . . . . . . . . 27

VIII.     OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . 28
     8.1  Transfer Taxes . . . . . . . . . . . . . . . . . . . . 28
     8.2  Survival of Representations and Warranties . . . . . . 28
     8.3  Maintenance of Books and Records . . . . . . . . . . . 28
     8.4  Payments Received  . . . . . . . . . . . . . . . . . . 29
     8.5  Covenant Not to Compete  . . . . . . . . . . . . . . . 29
     8.6  Confidentiality; Public Announcements  . . . . . . . . 30
     8.7  Product Liability Insurance  . . . . . . . . . . . . . 30
     8.8  Notice to Creditors and Customers  . . . . . . . . . . 30
     8.9  Covenant of Performance  . . . . . . . . . . . . . . . 30

IX.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 30
     9.1  Termination  . . . . . . . . . . . . . . . . . . . . . 30
     9.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . 30
     9.3  Contents of Agreement, Parties in Interest, Etc. . . . 30
     9.4  Assignment and Binding Effect  . . . . . . . . . . . . 31
     9.5  Waiver . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.6  Notices  . . . . . . . . . . . . . . . . . . . . . . . 31
     9.7  Governing Law  . . . . . . . . . . . . . . . . . . . . 32
     9.8  No Benefit to Others . . . . . . . . . . . . . . . . . 32
     9.9  Headings; Terminology  . . . . . . . . . . . . . . . . 32
     9.10 Schedules and Exhibits . . . . . . . . . . . . . . . . 32
     9.11 Severability . . . . . . . . . . . . . . . . . . . . . 32
     9.12 Counterparts . . . . . . . . . . . . . . . . . . . . . 32

                      Table of Defined Terms


Defined Term                       Cross Reference               Page


Accounts Receivable                     1.1(a)                       1
Agreement                              Preamble                      1
Assumed Contracts                       1.1(f)(iv)                   2
Assumed Liabilities                     1.3(a)                       3
Authorizations                          3.15                        12
Bargaining Employees                    5.6(a)                      21
Bargaining Hired Employees              5.6(a)                      21
Best Knowledge of Seller                3.6                          8
Cash Purchase Price                     2.1                          5
Closing                                 1.5                          4
Closing Date                            1.5                          4
Closing Report                          2.3(c)                       5
Code                                    2.2                          5
Collective Bargaining Agreements        5.7                         23
Contracts                              3.20                         13
Covenant Not to Compete                 2.1                          5
Customer-Owned Inventory                1.3(a)(ii)                   3
Deposits                           1.1(f)(iv)                        2
Division                           Preamble                          1
Echlin                                  Preamble                     1
Employee Benefit Plan                   3.23(a)                     15
Employee Receivables                    1.1(c)                       1
Employee-Related Liabilities            1.3(a)(iii)                  3
Employees                               3.22                        13
Environmental Regulations               3.24(a)                     17
Equipment                               1.1(e)(ii)                   2
ERISA                                   3.23(a)                     15
ERISA Affiliate                         3.23(a)                     15
Estimated Cash Purchase Price           2.4(a)                       7
Excluded Assets                         1.2                          2
GAAP                                    2.3(c)                       5
Hart-Scott-Rodino Act                   3.3                          8
Hazardous Substances                    3.24(a)                     17
Hired Employees                         5.6(a)                      21
Indemnitee                              7.3(a)                      26
Indemnitor                              7.3(a)                      26
Intangible Assets                       1.1(f)                       2
Intellectual Property                   1.1(f)(i)                    2
Interim Balance Sheet Date              3.11(b)                     10
Inventory                               1.1(d)                       1
Loss                                    7.3(a)                      26
Multiemployer Plan                      3.23(g)                     16
Net Assets                              2.3(a)                       5
Non-Bargaining Employees                5.6(a)                      21
Non-Bargaining Hired Employees          5.6(a)                      21
Notes Receivable                        1.1(b)                       1
Notice of Claim                         7.3(b)                      26
Permits                            1.1(f)(ii)                        2
Permitted Encumbrances                  1.4                          4
Physical Inventory                      2.3(b)                       5
Plains Plastics Savings Plan            3.23(b)                     15
Prepaid Expenses                        1.1(f)(iv)                   2
Property, Plant and Equipment           1.1(e)                       1
PTG Pension Plan                        5.7                      15,23
PTG Savings Plan                        3.23(b)                  15,23
Purchased Assets                        1.1                          1
Purchaser                          Preamble                          1
Purchaser Loss                          7.1                         26
Purchaser Plan                          4.5                         19
Real Property                      1.1(e)(i)                         2
Regulations                             3.15                        12
Seller                                  Preamble                     1
Seller Loss                             7.2                         26
Seller Plans                            3.23(b)                     15
Tax Returns                             3.13                        10
Taxes                                   3.13                        10
Third Party Claim                       7.3(c)                      26
Threshold                               7.4                         27
Title Commitments                       6.1(m)                      25
Trade Accounts Payable                  1.3(a)(i)                    3

             ASSET PURCHASE AND SALE AGREEMENT


     This Asset Purchase and Sale Agreement ("Agreement") is entered into as of the 28th day of July, 1997 between SPARTECH CORPORATION, a Delaware corporation having its principal office at 7733 Forsyth, Suite 1450, Clayton, Missouri 63105 ("Purchaser"), PREFERRED TECHNICAL GROUP, INC., a Delaware corporation having its principal place of business at 2044 Austin Drive, Rochester Hills, Michigan 48309 ("Seller"), and ECHLIN INC., a Connecticut corporation having its principal place of business at 100 Double Beach Road, Branford, Connecticut 06405 ("Echlin").

     WHEREAS, Seller is engaged, among other enterprises, in the business of the formulation, manufacture, marketing and sale of extruded plastic sheet and profile extruded products, which business is known as Seller's Preferred Plastic Sheet Division (the
"Division"); and

     WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets and business of the Division, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Echlin is the indirect corporate parent and 100% beneficial owner of Seller, and Purchaser's willingness to enter into this Agreement is conditioned upon Echlin's willingness to become liable for certain obligations of Seller and make certain other covenants with Purchaser as hereinafter set forth;

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

                  I.  SALE AND PURCHASE OF ASSETS.

     1.1 Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey and assign to Purchaser, and Purchaser will purchase and acquire, at the Closing (which term and the other capitalized terms used herein are defined in the respective Sections of this Agreement referenced in the Table of Defined Terms), substantially all of the assets used in the ordinary course of business of the Division as of the Closing Date (the "Purchased Assets"), including without limitation the following specifically described Purchased Assets:

          (a) Accounts Receivable. All customer accounts receivable (the "Accounts Receivable");

          (b)  Notes Receivable.  All notes receivable (the "Notes
     Receivable");

          (c) Employee Receivables. All advances to and receivables from Hired Employees (the "Employee Receivables");

          (d) Inventory. All inventories (the "Inventory"), including raw materials, work in progress, supplies (including office supplies), and finished goods, wherever located, goods previously purchased for the account of the Division and in transit to Seller on the Closing Date, and any and all rights, title and interest of Seller in and with respect to Customer-Owned Inventory;

          (e) Property, Plant and Equipment. The following tangible assets (the "Property, Plant and Equipment"):

               (i) Real Property. All real property owned by Seller and used in the ordinary course of business of the Division, including all land, buildings, fixtures and other improvements thereon located in Greensboro, Georgia, McPherson, Kansas, Greenville, Ohio and Taylorville, Illinois, the legal descriptions of which are set forth on
          Schedule 1.1(e)(i), and all rights appurtenant thereto (the "Real Property");

               (ii) Equipment, etc. The machinery, equipment, vehicles, furniture and furnishings of the Division, wherever located (the "Equipment"), including both the machinery, equipment, vehicles, furniture and furnishings used in the ordinary course of business of the Division reflected on the books of Seller at the Closing Date, each item of which is listed and described on
          Schedule 1.1(e)(ii); the machinery, equipment, vehicles, furniture and furnishings of the Division which are either fully depreciated or are otherwise not reflected on the books of Seller at the Closing Date; and

          (f) Intangible Assets. The following intangible assets of the Division (the "Intangible Assets"):

               (i) Intellectual Property. All patents, patent applications, trademarks, service marks, trade or product names, copyrights, including registrations and applications for registration thereof, if any, patent, software and technology licenses, each item of which is listed and described on Schedule 1.1(f)(i); and all related common law rights, manufacturing formulations, processes and recipes, software, know-how and trade secrets of the business of the Division or associated with the Purchased Assets (the "Intellectual Property");

               (ii) Permits. To the extent their transfer is permitted by law, all governmental licenses, permits, code and other approvals (including both UL and U.S. military approvals), license applications, license amendment applications, and product registrations used or utilized by or in the business of the Division (the "Permits"), all of which are listed and described on Schedule 1.1(f)(ii);

               (iii)     Lists, Books and Records.  All customer
          lists, including terms of sale and related records, books, records, manuals, documentation and other materials relating to the business of the Division or the Purchased Assets;

               (iv) Contract Rights. All rights of Seller relating to the Division and the Purchased Assets, including rights with respect to prepaid expenses (the "Prepaid Expenses"), deposits (the "Deposits") and other advances, at the Closing Date pursuant to the following contracts (the "Assumed Contracts"): (A) all open purchase orders of Seller's customers relating to the purchase of products of the Division; (B) all open supplier purchase orders issued by Seller to its vendors, suppliers and providers relating to the purchase of raw materials and supplies by Seller for the business of the Division; (C) other contracts, leases of personal or real property and other agreements with any customer, supplier, distributor, licensor, licensee, union, purchaser or provider; and (D) any non-disclosure agreements with Employees; and

               (v)  Goodwill.  All goodwill of the Division.

     1.2  Excluded Assets.  Notwithstanding anything contained in
Section 1.1, Purchaser shall not purchase, and Seller shall not sell to Purchaser the following described assets and any other assets specifically listed and described in Schedule 1.2 (the "Excluded Assets"):

          (i) any cash, cash equivalents, funds on deposit or marketable securities;

          (ii) any intercompany receivables or any other receivables other than Accounts Receivable, Notes Receivable and Employee Receivables;

          (iii) any records having to do with the corporate organization of Seller;

          (iv) any insurance and/or workers' compensation premium refunds and proceeds from claims arising out of occurrences prior to Closing;

          (v) any pension or other funded employee benefit plan assets except as provided in Section 5.6, or any amounts owed to Seller by, or claims by Seller against, third parties with respect to Excluded Assets or with respect to liabilities other than Assumed Liabilities (including any right or claim to refund of any deposits, prepayments, taxes or tax abatements for which Seller may have a claim);

          (vi) all Seller's rights to the name "Preferred Technical Group, Inc." or "Echlin Inc." (and any similar names other than the name "Preferred Plastic") and any related marks;

          (vii) all Seller's licenses or other rights in all computer software, software programs or other similar rights used in the collection or reporting of financial information; and

          (viii) all of Seller's other assets, properties and rights not primarily used in and not otherwise material to the conduct of the business of the Division as a going concern.

     1.3  Liabilities.

     (a)  Assumed Liabilities.  Effective as of the Closing Date,
Purchaser shall assume and hereby agrees to pay or otherwise discharge only the following liabilities of Seller as they exist on the Closing Date (the "Assumed Liabilities"):

          (i) Trade Accounts Payable; Other Current and Accrued Liabilities. Trade accounts payable and any other current and accrued liabilities incurred by Seller in the business of the Division ("Trade Accounts Payable"), if and only to the extent reflected on the Closing Report;

          (ii) Liabilities Related to Customer-Owned Inventory. All liabilities of Seller at the Closing Date with respect to customer-owned inventory in or formerly in the Division's plants and arising out of the business of the Division (the "Customer-Owned Inventory");

          (iii) Employee-Related Liabilities. All obligations and liabilities of Seller at the Closing Date to Non-Bargaining Hired Employees for accrued salaries, wages and vacation (the "Employee-Related Liabilities"), and all obligations and liabilities of Seller, to the extent provided in Section 5.7, at the Closing Date to Bargaining Hired Employees under the Collective Bargaining Agreements, listed by employee and amount on Schedule 3.22(a) (as updated to the Closing Date);

          (iv) Assumed Contracts. All obligations of Seller arising after Closing under the Assumed Contracts;

          (v) Real Estate Liabilities. Any prorated liability for property taxes, utilities and similar items with respect to the Real Property as provided in Section 1.6;


          (vi) Normal Warranty Obligations. Normal warranty obligations (i.e. to repair, replace or refund) arising prior to Closing in the ordinary course of the conduct of the business of the Division;

          (vii)     Certain Other Liabilities to Hired Employees.
     Liabilities expressly assumed by Purchaser under Section 5.6 or
     Section 5.7; and

          (viii) Other Specified Liabilities. Such other liabilities, if any, as Purchaser may hereafter expressly agree in writing to assume.

     (b) No Other Debts, Obligations or Liabilities Assumed. Except as expressly set forth in paragraph 1.3(a) above, Purchaser does not assume and shall not be liable for any of the debts, obligations or liabilities of Seller whatsoever, including, without limitation: (i) any liabilities of Seller which have arisen from Seller's defaults under leases, contracts or other obligations; (ii) any liability for warranty claims with respect to products sold before the Closing in excess of normal warranty obligations (i.e. to repair, replace or refund) arising prior to Closing in the ordinary course of the conduct of the business of the Division; (iii) any income tax, sales tax or other tax liabilities of Seller (other than for property taxes described in clause 1.3(a)(v) above); (iv) any intercompany or interdivisional indebtedness or any indebtedness of Seller to third parties; (v) any unemployment, payroll or withholding tax payable with respect to Division employees for any period through the Closing Date; (vi) any liability for contributions or otherwise pursuant to any Employee Benefit Plan; or (vii) any liability (including multiemployer withdrawal liability under Title IV of ERISA) accrued as of the Closing Date for contributions or otherwise to an Employee Benefit Plan pursuant to the Collective Bargaining Agreements.

     1.4 Transfer of the Purchased Assets. Subject to the terms and conditions hereof, at the Closing the Purchased Assets shall be transferred or otherwise conveyed to Purchaser by bills of sale, assignments, deeds or other appropriate instruments of conveyance or assignment, free and clear of all mortgages, liens, pledges, security interests, charges, claims, liabilities, restrictions and encumbrances whatsoever, other than (i) the Assumed Liabilities, (ii) statutory liens for current real or personal property taxes not yet due and payable, (iii) statutory worker's, carrier's and materialman's liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, and (iv) in the case of the Real Property, the exceptions shown on "Schedule B" to the Title Commitments (hereafter defined) (the "Permitted Encumbrances").

     1.5 The Closing. The sale and purchase of assets herein described shall take place at a closing (the "Closing") which shall be held at the offices of Purchaser's counsel, Armstrong, Teasdale, Schlafly & Davis, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102 at 9:00 a.m. on such date as may be agreed upon by Seller and Purchaser by which all conditions to the Closing shall have been satisfied or waived (the "Closing Date"). The parties shall use their respective best efforts to complete the Closing on or before August 31, 1997. Unless otherwise expressly provided in this Agreement, all balance sheet and other financial calculations herein shall be made as of the close of business on the Closing Date. At the Closing, Seller shall deliver to Purchaser such documents as Purchaser may reasonably request to evidence compliance with Section 1.4, and shall take such other steps as may be required to put Purchaser in actual possession and operating control of the Purchased Assets and the Customer-Owned Inventory.

     1.6. Prorations. All real estate taxes, utilities and similar items with respect to the Real Property customarily prorated in sales of real property shall be prorated to the Closing Date with Purchaser responsible for such items applicable to all periods after the Closing Date.

     1.7. Sales Taxes.   The party upon which the law imposes the
obligation shall pay directly, or reimburse the other party promptly upon demand and delivery of proof of payment, all sums required to be paid to any state or local taxing jurisdictin as sales tax on account of the consummation of the transactions contemplated hereby.


                        II.  PURCHASE PRICE.

     2.1 Total Consideration. The total consideration for the Purchased Assets and for the covenant not to compete set forth in
Section 8.5 (the "Covenant Not to Compete") shall be Sixty-Five Million Dollars ($65,000,000) (the "Cash Purchase Price") plus the amount of the Assumed Liabilities. The Cash Purchase Price shall be subject to adjustment as provided in Section 2.3.

     2.2 Allocation of Consideration. The Cash Purchase Price shall be allocated among the Purchased Assets and to the Covenant Not to Compete as set forth in Schedule 2.2, and otherwise in accordance with the applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"). Seller and Purchaser agree to make all appropriate tax filings on a basis consistent with the agreed allocation, to provide a draft of any required information return to the other party, if requested, at least ten days prior to filing any such return, and not to take a position on any return or in any proceeding before any court or governmental agency that is inconsistent with the terms of the agreed allocation.

     2.3  Adjustments to Cash Purchase Price.

     (a) Basis for Adjustment. The Cash Purchase Price shall be increased by the amount, if any, by which the Purchased Assets, as shown on the Closing Report, less the Assumed Liabilities, as shown on the Closing Report, (such difference being the "Net Assets") is greater than $47,389,141 and decreased by the amount, if any, by which Net Assets is less than $47,389,141.

     (b) Physical Inventory. During the two days immediately after the Closing Date, representatives of Purchaser shall perform an actual physical inventory count and valuation of each item of Inventory (the "Physical Inventory"), for the purpose of establishing the valuation of Inventory to be used in the calculation of Net Assets. Representatives of Seller shall be allowed to attend the Physical Inventory and participate in verifying and reviewing the count and valuation of all items. Each party shall bear its own expenses incurred in connection with the Physical Inventory.

     (c) Closing Report. As promptly as practicable following the completion of the Physical Inventory and not more than 30 days following the Closing Date, Purchaser shall provide Seller with a written report (the "Closing Report") reflecting the final list and valuation of Purchased Assets and the final list of Assumed Liabilities, including all prorations, and the resulting calculation of Net Assets, together with supporting detail and other documentation including details of receivables and payables; and Purchaser shall promptly provide Seller with such additional supporting information available to Purchaser as Seller may from time to time thereafter request. Net Assets shall be calculated in the same manner as the calculation reflected in Exhibit A, but using appropriate line items and valuations determined pursuant to Article I and this Section 2.3. To the extent not expressly provided for in this Agreement, the composition of the line items, and all amounts, on the Closing Report shall be determined in accordance with generally accepted accounting principles consistently applied over all relevant periods ("GAAP"), subject to the following specific instructions:

          (i) The Allowance for Bad Debts shall not be less than a number which bears the same proportion to Accounts Receivable as the Allowance for Bad Debts set forth on Exhibit A bears to the Accounts Receivable set forth on Exhibit A, unless otherwise specifically consented to by Purchaser, which consent shall not be unreasonably withheld, based upon actual information available at Closing;

          (ii) Inventory shall be valued at the lower of FIFO cost or market value, which Seller represents to be consistent with Seller's historical accounting practices historically applied;

          (iii) The Obsolescence Reserve shall be equal to the value of Inventory which is not then usable or salable in the ordinary course of business, as determined on the basis of the Physical Inventory;

          (iv) Other Current Assets shall not include any deferred taxes or any book v. tax adjustments;

          (v) Property, Plant & Equipment shall be valued in accordance with generally accepted accounting principles, without allowance for accumulated depreciation; and no adjustment shall be made to Property, Plant and Equipment for any capital expenditures not listed in Exhibit B or for ordinary repair, maintenance or replacement not exceeding $25,000 in the aggregate, unless specifically approved by Purchaser prior to such expenditures;

          (vi) The gross amounts of Deferred Charges and Intangibles shall not exceed the value shown on Exhibit A, and shall be reduced by incremental amortization between May 31, 1997 and the month-end prior to the Closing Date;

          (vii) A reserve for assumed warranty obligations shall be included in the Closing Report, based on actual experience and information available at the time of preparation of the Closing Report;

          (vii) No liabilities shall be reflected other than Assumed Liabilities; and

          (viii) The Physical Inventory shall include Customer-Owned Inventory, which shall be reflected on a schedule to the Closing Report; and the Closing Report shall reflect a liability in an amount equal to the excess (if any) of (A) the amount of Customer-Owned Inventory which should be in Seller's possession at the Closing Date, based on all available information, over
     (B) the Customer-Owned Inventory on hand at the Closing Date as shown on such schedule.

     (d) Objections to Closing Report. Purchaser and Seller shall each review the Closing Report, and shall cooperate with each other in endeavoring to respond to any questions and resolve any disputes about the contents and accuracy of the Closing Report. In the event that there are items in dispute between Purchaser and Seller so that the parties cannot agree as to the Closing Report within 90 days after the Closing Date, the disputed matters shall be submitted to the independent public accounting firm of Deloitte & Touche LLP as experts in accounting, and the good faith decision of such firm, which shall be made within 120 days after the Closing Date, shall be final and binding on all parties and non-appealable. Each party shall bear its own expenses incurred in connection with preparation and examination of the Closing Report. The cost of the engagement of Deloitte & Touche LLP under this paragraph shall be borne equally by the parties.

     2.4  Payment of Cash Purchase Price.

     (a) Estimated Cash Purchase Price. As of a date selected by Seller which is not earlier than 15 days prior to the Closing Date, Seller shall prepare its best estimate of the amount which would be the Net Assets if the Closing had occurred on such selected date, based on the information reasonably available to Seller at the time of such estimated calculation, and shall provide Purchaser not less than seven (7) days prior to the Closing Date with a written report reflecting such estimated calculation, together with supporting documentation, and the resulting estimated Cash Purchase Price (the "Estimated Cash Purchase Price").

     (b) Payment to Seller at Closing. At the Closing, Purchaser shall pay to Seller, by wire transfer to an account designated by Seller at least twenty-four (24) hours before the Closing Date, an amount equal to 95% of the Estimated Cash Purchase Price.

     (c) Payment of Hold-Back. Upon the later to occur of 90 days after the Closing Date or three business days following the date the Closing Report becomes final pursuant to paragraph 2.3(d) resulting in the final calculation of any adjustments to the Cash Purchase Price, Purchaser shall pay to Seller, by wire transfer to an account designated by Seller at least twenty-four (24) hours previously, the remaining balance of the final, adjusted Cash Purchase Price. In the event that the calculation of the final, adjusted Cash Purchase Price results in a credit due to Purchaser, Seller shall repay such excess to Purchaser within the same time period. Any payment made pursuant to this paragraph 2.4(c) shall be accompanied by interest from the Closing Date until the date of payment at a rate per annum equal to the lower of (i) the rate publicly announced by The First National Bank of Chicago as its "reference" or "base" rate of interest as in effect on the Closing Date or, if higher, the last business day preceding the payment date, or (ii) the maximum rate of interest allowable under applicable law.


     III.  REPRESENTATIONS AND WARRANTIES BY SELLER AND ECHLIN.

     Each of Seller and Echlin represents and warrants to Purchaser as follows:

     3.1 Organization, Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified and in good standing under the laws of Georgia, Illinois, Kansas, Ohio and every other jurisdiction in which qualification is required, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Division. Echlin is a corporation duly organized, validly existing and in good standing under the laws of Connecticut.

     3.2 Power; Authorization. Seller has full corporate power and authority to enter into this Agreement, to carry out the transactions contemplated by this Agreement, to carry on the business of the Division as now being conducted, and to own, lease or operate its properties. The execution, delivery and performance of this Agreement by Seller has been authorized by all necessary corporate action on the part of Seller, including the consent or approval by Seller's shareholder to this Agreement and the transactions contemplated hereby. Echlin has full corporate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement by Echlin has been authorized by all necessary corporate action on the part of Echlin, and no consent or approval by Echlin's shareholders is required for this Agreement or the transactions contemplated hereby.

     3.3  Execution, Delivery and Performance of Agreements.  This
Agreement has been duly executed and delivered by Seller and Echlin and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.
The execution, delivery and performance of this Agreement by Seller and Echlin will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under, (i) the certificate of incorporation or bylaws of Seller or the articles [certificate] of incorporation or bylaws of Echlin, (ii) any license, law, rule, regulation, order, judgment or decree applicable to Seller or Echlin, or (iii) any mortgage, indenture, deed of trust, security agreement, lease or other contract by which Seller or Echlin or any of the Purchased
Assets may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Echlin thereunder. Except for required filings under the Hart-Scott-Rodino Antitrust Improvements Act, 15 U.S.C. 18a, as amended (the "Hart-Scott-Rodino Act") and except for those authorizations, consents, orders, permits, approvals, notices, filings, registrations or qualifications which if not made or obtained would not have a material adverse effect on the business, assets or financial condition of the Division, no authorization, consent, order, permit, approval, notice, filing, registration or qualification to, from or with any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller or Echlin in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.4 Title to and Sufficiency of Purchased Assets. Seller has good title to all of the Purchased Assets, which constitute all of the assets and interests in assets that are necessary to the business of the Division. All Purchased Assets are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for the Permitted Encumbrances and those to be released prior to Closing and disclosed on Schedule 3.4. No person other than Seller owns any equipment or other tangible assets or properties situated on the Division's premises or necessary to the business of the Division, except for leased items disclosed on
Schedule 3.4 hereto or Customer-Owned Inventory disclosed on Schedule
3.8 hereto.

     3.5 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or any interest therein or any of the business of the Division, except for the rights of customers under contracts entered into in the ordinary course of business consistent with past practice for the sale of finished goods inventory of Seller.

     3.6 Assets and Liabilities, Generally. Each amount in Exhibit A has been, and each amount in the Closing Report will be, calculated according to GAAP, and will be correct in all material respects. To the Best Knowledge of Seller, the asset values reflected in Exhibit
A are not, and the asset values reflected in the Closing Report will not be, overstated. To the Best Knowledge of Seller, the liabilities reflected in Exhibit A are not, and the liabilities reflected in the Closing Report will not be, understated. Exhibit A does not reflect, and the Closing Report will not reflect, any transaction or obligation between the Division and any other division or affiliate of Seller. As used in this Agreement, the "Best Knowledge of Seller" means the actual knowledge, after reasonable investigation, of any of the directors and officers of Seller and any of the employees of the Division responsible for the type of matter as to which knowledge is being represented.

     3.7 Receivables and Payables. Schedule 3.7 correctly sets forth all Accounts Receivable, Notes Receivable and Employee Receivables by debtor, due date or aging, and dollar amount. The Accounts Receivable, Notes Receivable and Employee Receivables are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, advances or loans, performance of services or other business transactions in the ordinary course of the business of the Division consistent with Seller's past practice, and are not subject to any known defenses, set-offs or counterclaims except as set forth on Schedule 3.7. To the Best Knowledge of Seller, the amounts of Accounts Receivable, Notes Receivable and Employee Receivables set forth on Exhibit A are not overstated. To the Best Knowledge of Seller, the Allowance for Bad Debts set forth on Exhibit A is adequate. Seller does not have any knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of Accounts Receivable, Notes Receivable or Employee Receivables if pursued with good faith diligent efforts. To the Best Knowledge of Seller, the amount of Trade Accounts Payable set forth on Exhibit A is not understated, and there are no open purchase orders other than those entered into in the ordinary course of the business of the Division.

     3.8 Inventory. All Inventory was acquired and has been maintained in the ordinary course of the business of the Division, and to Seller's best knowledge and belief is not adulterated, misbranded, mispackaged or mislabeled within the meaning of, or in violation of, any applicable local, state or Federal laws or regulations. All amounts of Inventory reflected on Exhibit A represent bona fide inventories of the Division on hand at May 31, 1997, and are valued thereon at the lower of FIFO cost or market value, which is consistent with Seller's past practices as historically applied. All amounts of Inventory reflected on the Closing Report will represent bona fide inventories of the Division on hand at the Closing Date and will be valued thereon at the lower of FIFO cost or market value. To the Best Knowledge of Seller, the Obsolescence Reserve shown on Exhibit A is adequate to cover obsolete and unsalable Inventory. All liabilities, if any, with respect to Customer-Owned Inventory are reflected in Exhibit A. All Customer-Owned Inventory is listed by customer, including the quantity and associated dollar amount, on Schedule 3.8.

     3.9 Property, Plant and Equipment. Except that the valuation of Property, Plant and Equipment reflected on Exhibit A does not reflect an allowance for accumulated depreciation, it is in accordance with generally accepted accounting principles. Schedule 1.1(e)(i) together with Schedule 1.1(e)(ii) set forth the description and the location of each item of Property, Plant and Equipment, and
Schedule 3.19 sets forth an identification of each material lease of Property, Plant and Equipment under which Seller is either a lessee or lessor, copies of which have been made available to Purchaser. With respect to the foregoing:

          (a) Each of the described leases is in full force and effect and is a valid and binding obligation of Seller and, to the Best Knowledge of Seller, each of the other parties thereto;

          (b) Seller is not, and to the Best Knowledge of Seller, no other party is, in default with respect to any material term or condition of any lease, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller; and

          (c) Each item of Property, Plant and Equipment that is used in the current conduct of the business of the Division is in normal operating condition and repair and is fit for its intended purpose, ordinary wear and tear excepted.

Seller has delivered to Purchaser true and complete copies of the most recent title insurance policies and surveys available to Seller relating to the Division's real property.

     3.10 Intellectual Property Matters. Seller in the conduct of the business of the Division does not utilize or otherwise have any material rights in any patent (including patent applications), copyright, software, trade secret or know-how except for the Intellectual Property, and to Seller's best knowledge and belief it does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. Seller is not in default under any agreement related to Intellectual Property, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any Intellectual Property. Schedule 3.10 lists all material confidentiality or non-disclosure agreements which relate to the Division. Seller has not granted any licenses or other rights to any of the Intellectual Property. Except as set forth on Schedule 3.10, Seller has not made any claim of any violation or infringement by others of its rights to the Intellectual Property and is not aware of any basis for the making of any such claim.

     3.11 Financial Statements.

     (a) Year-End Financial Statements. Seller has delivered to Purchaser true and complete copies of the unaudited balance sheets of the Division at August 31, 1996 and 1995 and the related unaudited statements of income, retained earnings and cash flows for the fiscal years then ended, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Such balance sheets, including the related notes, if any, fairly present in all material respects the financial position of the Division at the dates indicated, and such statements of income, retained earnings and cash flows fairly present in all material respects the results of operations, changes in retained earnings and cash flows of the Division for the periods indicated, in conformity with generally accepted accounting principles.

     (b) Interim Financial Statements. Seller has delivered to Purchaser a true and complete copy of the unaudited balance sheet of the Division at May 31, 1997 (the "Interim Balance Sheet Date") and the unaudited income statement of the Division for the nine months then ended, which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Such balance sheet, including the related notes, if any, fairly presents in all material respects the financial position of the Division at May 31, 1997, and such statement of income fairly presents in all material respects the results of operations for the period ended May 31, 1997, in conformity with generally accepted accounting principles.

     (c) Exhibit A. The dollar amounts listed for the particular line items on Exhibit A hereto are consistent with the dollar amounts for those line items contained in the interim financial statements described in paragraph 3.11(b) above.

     (d) Notwithstanding the foregoing, the financial statements referred to in paragraphs 3.11(a) and 3.11(b) do not contain the footnote disclosures required by generally accepted accounting principles, and the interim financial statements do not reflect normal, non-material year-end adjustments. Property, Plant and Equipment on Exhibit A does not reflect an allowance for depreciation.

     3.12 Books of Account.   The books, records and accounts of
Seller maintained with respect to the Division accurately and fairly reflect, consistent with Seller's historical practice consistently applied, all transactions and assets and liabilities of the Division. Seller has not engaged in any transaction with respect to the business of the Division or used any of the funds of Seller in the conduct of the business of the Division except for transactions and funds which have been and are reflected in the normally maintained books and records of the Division.

     3.13 Taxes and Tax Returns and Reports. All returns, reports, statements and other similar filings required to be filed by Seller ("Tax Returns") with respect to any material Federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income, unemployment compensation, social security, payroll, withholding, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been filed or will be filed, when due, with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect in all material respects the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no Tax liens (other than any lien for current Taxes not yet due and payable) on any of the assets or properties of Seller. Except for the possible reassessment of the Real Property, Seller has no knowledge of any basis for any additional assessment of Taxes.
Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Seller, and has paid all amounts when due.

     3.14 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, except as disclosed on Schedule 3.14, Seller has not, with respect to the Division:

          (a) Sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice;

          (b) Made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound;

          (c) Suffered any damage, destruction or loss, whether or not covered by insurance, with regard to any item or items carried on its books of account individually or in the aggregate at more than $25,000; or suffered any repeated, recurring or prolonged shortage, cessation or interruption of material supplies or utilities or other material services required to conduct its business and operations;

          (d) Received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the business, operations, assets, properties or prospects of the Division;

          (e) Made any material change in its customary operating methods (including its purchasing, marketing, selling and pricing practices and policies);

          (f) Made commitments or agreements for capital expenditures or capital additions or betterments not listed on Exhibit B except such as may be involved in ordinary repair, maintenance or replacement of its assets not exceeding $25,000 in the aggregate;

          (g) Increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (h) Changed any of the accounting principles followed by it or the methods of applying such principles, or revalued any of its assets;

          (i) Entered into any transaction relating to the Division or the Purchased Assets other than in the ordinary course of business consistent with past practice; or

          (j) Agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.14.

     3.15 Compliance with Law; Authorizations. Except as set forth on Schedule 3.15, Seller has complied in all material respects with each, and is not in violation in any material respect of any, law, ordinance, or governmental or regulatory rule or regulation, whether Federal, state, local or foreign, to which the business, operations, assets or properties of the Division is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the business of the Division, all material franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct the business of the Division as now or previously conducted or necessary for the ownership and use of the assets owned or used by Seller in the conduct of the business of the Division, free and clear of all liens, charges, restrictions and encumbrances and in compliance in all material respects with all Regulations. All such Authorizations are listed and described on
Schedule 3.15. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization or under any Regulation.

     3.16 Transactions with Certain Related Parties. Except as set forth on Schedule 3.16, no director or executive officer of Seller, no employee of Seller with current annual compensation in excess of $50,000, and no member of the immediate family of any such director, executive officer or employee, has a controlling interest (direct or indirect) in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement, understanding, business arrangement or relationship with Seller with respect to the business of the Division.

     3.17 Litigation. Except as set forth on Schedule 3.17, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened by or against Seller relating to the Purchased Assets or the business of the Division or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect the business of the Division or the Purchased Assets or the transactions contemplated hereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially adversely affect the Division, the Purchased Assets or the transactions contemplated hereby.

     3.18 Insurance. Seller carries insurance with respect to the business of the Division and the Purchased Assets. Such policies are in full force and effect on the date hereof, and Seller has not received notice of cancellation with respect to any such policy. All of the properties and assets of the Division are covered by effective insurance in amounts at least equal to their replacement cost and such insurance provides protection against losses and risks as are generally insured against by comparable businesses. There are no outstanding requirements or recommendations by any insurance company that issued any such policy, or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which for continuance of insurance mandates any changes in the conduct of Seller's business, or any repairs or other work to be done on or with respect to any of the properties or assets of Seller. Seller has not received any notice or other communication from any insurance company within the three (3) years preceding the date hereof cancelling or materially amending any insurance policies, and to the best knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened with respect to the policies currently in effect.
Schedule 3.18 contains a complete and correct list of Seller's insurance policies applicable to the Division and its assets as in effect on the date of this Agreement, together with its insurance loss experience with respect to the Division and its assets for the three (3) year period preceding the date hereof.

     3.19 Leases. Schedule 3.19 contains a complete and correct list of all material leases and other agreements pursuant to which Seller leases (or has purchased subject to a conditional sales or title retention agreement) from others any property used or useful in connection with the business of the Division, and all material leases and other agreements pursuant to which Seller leases (or has sold subject to any conditional sales or other title retention agreement) to others any property used or useful in connection with the business of the Division, together with a description of the property to which each such lease, conditional sales or other title retention agreement relates.

     3.20 Contracts. To the best knowledge of Seller, Schedule 3.20, together with Schedule 3.10, Schedule 3.19 and Schedule 3.22 contains a complete and correct list of all material agreements, contracts and commitments (collectively, the "Contracts") of the following types, whether written or oral, to which any of the Purchased Assets are subject, or to which Seller is a party or is bound and which relate to the business of the Division or to the Purchased Assets:

          (a) Mortgages, indentures, deeds of trust, security agreements and other agreements and instruments relating to the borrowing of money by, or any extension of credit to, Seller;

          (b) Sales agency, manufacturer's representative, distributorship, employment or marketing agreements;

          (c)  Licenses to or from others of any Intellectual
     Property or Licenses;

          (d) Contracts or commitments to sell, lease or otherwise dispose of any of the Purchased Assets other than at market rates or other than in the ordinary course of business;

          (e) Contracts or commitments limiting the freedom of Seller to compete in any line of business or in any geographic area or with any person;

          (f) Employment, non-disclosure, confidentiality or intellectual property ownership or transfer agreements with any employees of the Division; and

          (g) Contracts or commitments with Seller's customers or suppliers.

For purposes of this Agreement, without excluding other agreements, contracts and commitments which may be material, any contract which may be not cancelled by Seller without penalty upon the giving of not more than 30 days notice is deemed to be material. Seller has delivered to Purchaser complete and correct copies of all material written Contracts. Schedule 3.20 sets forth an accurate description of all material oral Contracts. With respect to each Contract and the Assumed Contracts, (i) each item is in full force and effect,
(ii) to the Best Knowledge of Seller, there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of such contracts, and (iii) Seller has not received written notice that any party to any of such contracts intends to cancel or terminate any of such contracts or to exercise, or not exercise, any options under any of such contracts.

     3.21 Brokers, Finders, Etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any claim against Purchaser for any brokerage or finders' commission, fee or similar compensation.

     3.22 Employees.

     (a) Schedule 3.22(a) sets forth a true and complete list of the name, title, current location and base salary or hourly rate of every employee of Seller engaged in the business of the Division including employees on personal, military, family, educational or medical leave, employees receiving sickness disability benefits or occupational, illness and injury benefits, and employees on long-term disability ("Employees") as of the date of this Agreement, together with a statement of the basis, amount and nature of any other remuneration, whether in cash or kind, paid to each such Employee during the current fiscal year or accrued for or payable to each such Employee in the future, and the basis for accrual and amount of all vacation and severance benefits to which each such Employee was entitled as of the Interim Balance Sheet Date. To the Best Knowledge of Seller, the value of Employee-Related Liabilities in Schedule 3.22 and Exhibit A is not understated.

     (b)  Except as set forth on Schedule 3.22(b):

          (i) Seller is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any of the Employees;

          (ii) There is not pending or, to the best of Seller's knowledge, threatened any strike, walkout or other work stoppage or any union organizing effort relating to the Division or the Employees;

          (iii) With respect to the Employees, Seller is in compliance with all Federal and state laws with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there is no unfair labor practice complaint against Seller with respect to the Division or any Employees pending before the National Labor Relations Board;

          (iv) No organized labor representation question exists respecting the Employees, and no grievance or any arbitration proceeding is pending and no claim therefor exists with respect to the Employees or the Division;

          (v) Seller has not experienced any labor stoppage, concerted labor activity, or other material labor difficulty with respect to the Division during the last three years;

          (vi) No current or former Employee has a formal or informal claim against Seller, which is currently pending, on account of or for:

               (A) overtime pay, other than overtime pay for the current payroll period;

               (B) wages or salary for any period other than the current payroll period;

               (C)  vacation, time off or pay in lieu of
          vacation or time off, or other than that earned with respect to the current fiscal year; or

               (D) any violation of any law relating to minimum wages or maximum hours of work; or

               (E) violation of any federal, state or local anti-discrimination statute, breach of the terms of employment or wrongful discharge, whether arising under any contract or statute, or any tort; and

          (vii)     As of the Closing Date, all of Seller's
     obligations under the Collective Bargaining Agreements will be current.

     (c) Schedule 3.10 includes a true and complete list of all Employees with current annual compensation in excess of $50,000 who have signed a non-disclosure agreement with Seller, and copies of all such non-disclosure agreements have been provided to Purchaser.

     (d) Except as set forth on Schedule 3.22(d), Seller has no outstanding commitment or agreement to effect any general wage or salary increase for any Employees, has not increased the salary or wages of any Employees since the Interim Balance Sheet Date, and has no plan or outstanding commitment to implement or amend any Employee Benefit Plan.

     (e) Except for persons hired on a short-term, temporary basis, none of the persons employed in the business of the Division is provided to the Seller under contract with a third party (except workers made available under contracts disclosed on
Schedule 3.22(e)).

     (f)  With respect to the Division, except as indicated on
Schedule 3.22(f), Seller is not in violation in any material respect of the Americans with Disabilities Act of 1990 or any law, regulation or order relating to employment discrimination or occupational safety, nor has Seller received any unresolved complaint from any Federal or state agency or regulatory body alleging violations of any such laws or regulations, nor is Seller implementing any orders or consent decrees remedying any such prior violation.

     (g) Seller has not entered into any written contract with any Hired Employees or made any oral or written representation, direct or implied, which would require Purchaser to provide post-retirement medical benefits or post-retirement life insurance benefits.

     3.23 Employee Benefit Plans and Arrangements.

     (a) "Employee Benefit Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation, scholarship, company car, sick pay, tuition reimbursement, relocation, fringe benefit or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of
Section 3(3) of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which relates to the Employees or former employees of the Division, established by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate contributes or has contributed or has or may have liability and which relates to the Employees or former employees of the Division (including any such Employee Benefit Plan not now maintained by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate does not now contribute, but with respect to which Seller or ERISA Affiliate has or may have any liability). "ERISA Affiliate" means any corporation, entity or individual which has ever been: (i) a member of the same controlled group (within the meaning of Section 414(b) of the Code or Section 4001 of Title IV of ERISA) as Seller, (ii) under common control (within the meaning of Section 414(c) of the Code with Seller, (iii) a member of an affiliated service group (within the meaning of Section 414(m) of the Code with Seller, or (iv) required to be aggregated with Seller pursuant to Section 414(o) of the Code or regulations promulgated thereunder.

     (b) Seller and each ERISA Affiliate has complied with and performed in all material respects all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations required to be performed by it under or with respect to the Plains Plastics, Inc. 401(k) Profit Sharing Plan (the "Plains Plastics Savings Plan") and the Preferred Technical Group, Inc. 401(k) Savings Plan (the "PTG Savings Plan," or together with the Plains Plastics Savings Plan, the "Seller Plans") and the trust under the Seller Plans. All contributions and other payments required to be made by Seller and each ERISA Affiliate to the Seller Plans have been made, all accruals required to be made under the Seller Plans have been made, and there are no unfunded benefit obligations with respect to the Seller Plans which have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP in Seller's financial statements at and for the nine months ended on the Interim Balance Sheet Date. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the best knowledge of Seller and each ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against or relating to the Seller Plans or against the assets of the Seller Plans.

     (c) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in the imposition of any federal excise tax under Section 4975 of the Code with respect to the Seller Plans.

     (d) Each of the Seller Plans complies in all material respects with the applicable requirements of ERISA, meets the requirements of a "qualified plan" under Section 401(a) of the Code, and has received a favorable determination letter from the Internal Revenue Service to this effect. No act or omission has occurred that would cause the loss of qualified status under Section 401(a) of the Code for the Seller Plans. The Seller Plans have been timely amended and filed with the Internal Revenue Service with respect to changes required by the Tax Reform Act of 1986, as amended. All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been appropriately and timely filed and distributed with respect to the Seller Plans. There have been no prohibited transactions as defined in Section 406 of Title I of ERISA or Section 4975 of the Code with respect to the Seller Plans. No litigation concerning the Seller Plans is pending or, to Seller's knowledge, threatened, nor, to the knowledge of Seller is there outstanding any complaint to the Department of Labor concerning the Seller Plans. Neither Seller nor an ERISA Affiliate nor any of their officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA, the Code or any other law for any action or failure to act in connection with the administration or investment of the Seller Plans.

     (e) With respect to the Seller Plans, Seller has furnished to Purchaser true and complete copies of (i) the plan documents, (ii) the most recent determination letters received from the Internal Revenue Service, (iii) Form 5500 Annual Reports (including all schedules) for the three most recent plan years, (iv) the audited financial reports for the three most recent plan years, (v) all related trust agreements, insurance contracts or other funding agreements and (vi) a copy of each and any general explanation or communication which was required or otherwise provided to participants in the Seller Plans which describes all or any relevant aspect of such plan, including any summary plan description, summary annual report and/or summary of material modifications, and (vii) a copy of any and all rulings or notices, other than Internal Revenue Service determination letters, issued by any government agency with respect to the Seller Plans.

     (f) To Seller's best knowledge and belief after due inquiry of its medical insurance carrier, except as disclosed on Schedule
3.23(f), no Employee and no known dependent of any Employee has a medical condition which would be excluded from coverage as a pre-existing condition under any of Seller's medical plans if such Employee were a new hire.

     (g) Seller has not incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon Seller, any withdrawal liability (complete or partial within the meanings of Sections 4203 or 4205 of Title IV of ERISA, respectively) in respect of any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of Title IV of ERISA) which covers or has covered former or current employees engaged in the business of the Division (a "Multiemployer Plan"), which withdrawal liability has not been satisfied or discharged in full. Seller has not received notice to the effect that any Multiemployer Plan has any unfunded vested benefits within the meaning of Section 4213(c) of Title IV of ERISA, nor has Seller been notified of any reorganization or insolvency under and within the meaning of Sections 4241 or 4245 of Title IV of ERISA. There are no Multiemployer Plans to which Seller has ever had an obligation to contribute.

     (h) Purchaser shall not, by reason of adoption of the Collective Bargaining Agreements pursuant to Section 5.7, assume, be responsible for, or have any liability to provide post-retirement medical or life insurance benefits.

     3.24 Environmental Matters.

     (a) Except as set forth on Schedule 3.24, Seller has obtained all material permits, licenses and other authorizations which are required in connection with the conduct of the business of the Division under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes ("Hazardous Substances") into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances ("Environmental Regulations").

     (b) Except as set forth on Schedule 3.24, Seller maintains and is in full compliance in the conduct of the business of the Division with all material terms and conditions of the material required permits, licenses and Authorizations, and is also in full compliance in all material respects with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables, contained in any Environmental Regulations or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     (c) Except as set forth on Schedule 3.24, Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent in any material respect compliance or continued compliance with any Environmental Regulations or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance.

     (d) Except as set forth on Schedule 3.24, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation or to Seller's knowledge any investigation, or proceeding pending or threatened against Seller in connection with the conduct of the business of the Division relating in any way to the Environmental Regulations or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     (e) To the extent Seller is reasonably able to do so, Seller shall cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the business of the Division.

     (f) None of the Purchased Assets are being or have been used for the generation, use, storage, manufacture, transportation, treatment or disposal of Hazardous Substances, except as permitted by, and in compliance with, all applicable Environmental Regulations. There is not and there has not been any underground storage tank located on the Real Property or used in connection with the business of the Division.

     (g) Seller has delivered to Purchaser true and complete copies of the most recent environmental reports (Phase I or otherwise) relating to the Division's real property.

     3.25 Business Names and Locations. Schedule 3.25 sets forth a list of all corporate, business, trade, assumed or other names, and all street and post office addresses at which Seller has conducted any business under the name of the Division or at which any Purchased Assets have been located in the past five years.

     3.26 Copies of Documents. Seller has provided to Purchaser access to copies of all documents listed on any Schedule hereto or referred to herein or therein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

     3.27 Completeness of Disclosure. To the Best Knowledge of Seller, no representation or warranty by Seller in this Agreement nor any Schedule, certificate, document or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. To the Best Knowledge of Seller, there is no fact that materially and adversely affects the business, prospects, conditions, affairs or operations of the Division or any of its properties or assets which has not been fully described in this Agreement or the exhibits or schedules hereto exclusive of matters relating to the economy or the industry generally. Notwithstanding anything to the contrary in the foregoing, Purchaser shall not be entitled to assert any claim based on projections or other forward-looking information furnished by or on behalf of Seller.


          IV.  REPRESENTATIONS AND WARRANTIES BY PURCHASER

     Purchaser represents and warrants to Seller as follows:

     4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

     4.2 Power; Authorization. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been authorized by all necessary corporate action on the part of Purchaser.

     4.3 Execution, Delivery and Performance of Agreements. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by Purchaser will not, with or without the giving of notice or the passage of time, or both, violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any other person under,
(i) the certificate of incorporation or bylaws of Purchaser, (ii) any license, law, rule, regulation, order, judgment or decree applicable to Purchaser, or (iii) any mortgage, indenture, deed of trust, security agreement, lease or other contract by which Purchaser may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser thereunder. Except for required filings under the Hart-Scott-Rodino Act, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, is or has been or will be required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.4 Brokers, Finders, Etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

     4.5 Employee Benefit Plans and Arrangements. The Spartech Corporation 401(k) Savings and Investment Plan (the "Purchaser Plan") complies in all material respects with the applicable requirements of ERISA, meets the requirements of a "qualified plan" under Section 401(a) of the Code, and has received a favorable determination letter from the Internal Revenue Service to this effect. No act or omission has occurred that would cause the loss of qualified status under
Section 401(a) of the Code for the Purchaser Plan. The Purchaser Plan has been timely amended and filed with the Internal Revenue Service with respect to changes required by the Tax Reform Act of 1986, as amended. All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been appropriately and timely filed and distributed with respect to the Purchaser Plan. There have been no prohibited transactions as defined in 406 of Title I of ERISA or
Section 4975 of the Code with respect to the Purchaser Plan. No litigation concerning the Purchaser Plan is pending or, to Purchaser's knowledge, threatened, nor, to the knowledge of Purchaser is there outstanding any complaint to the Department of Labor concerning the Purchaser Plan. Neither Purchaser nor its affiliates nor any of their officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA, the Code or any other law for any action or failure to act in connection with the administration or investment of the Purchaser Plan.


              V.  CONDUCT OF BUSINESS PRIOR TO CLOSING

     5.1 Access to Information. From the date hereof and until the Closing, Seller will afford to Purchaser and Purchaser's attorneys, accountants and other designated representatives reasonable opportunities to inspect the Purchased Assets and full access to Seller's personnel and all properties, documents, contracts, books and records of Seller relating to the business of the Division, the Purchased Assets or the Assumed Contracts, and will furnish Purchaser with copies of such documents and such additional information pertaining to the Purchased Assets and Assumed Liabilities and the business of the Division as Purchaser may reasonably request.

     5.2 Interim Operations of the Division. From and after the date of this Agreement until the Closing, except to the extent
Purchaser may otherwise consent in writing, Seller:

     (a) Shall conduct the business of the Division only according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (b) Shall maintain, keep and preserve the Property, Plant and Equipment in normal operating condition and repair, ordinary wear and tear excepted, and maintain insurance with respect to the assets and business of the Division as provided in Section 3.17;

     (c) Shall use reasonable efforts to preserve for Purchaser the goodwill of Seller's suppliers, customers, landlords and others having business relations with the Division.

     (d) Shall promptly notify the Purchaser of any breach of any representation or warranty contained herein;

     (e) Shall not alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Division;

     (f) Shall not revalue any of the Purchased Assets, settle or compromise any pending or threatened suit, action or claim relating to the Division or the transactions contemplated hereby, waive or release any right or claim of Seller with respect to the Division, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the May 31, 1997 financial statements of Seller or incurred in the ordinary course of business consistent with past practice;

     (g) Shall not sell, encumber, assign or transfer any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Interim Balance Sheet Date or on any date subsequent thereto, except for the sale of inventory in the ordinary course of business consistent with past practice;

     (h) Shall not amend or terminate any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound;

     (i) Shall not make any material change in its customary operating methods (including its purchasing, marketing, selling and pricing practices and policies);

     (j) Shall not make commitments or agreements for capital expenditures or capital additions or betterments not listed on Exhibit B except such as may be involved in ordinary repair, maintenance or replacement of its assets not exceeding $25,000 in the aggregate;

     (k) Except in the ordinary course of business consistent with past practice, shall not increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or make any increase in, or any addition to, other benefits to which any of its employees may be entitled, and any such increase shall be discussed with Purchaser in advance;

     (l) Shall not change any of the accounting principles followed by it or the methods of applying such principles, or revalue any of its assets; and

     (m) Shall not agree, whether in writing or otherwise, to take any of the actions set forth in this Section 5.2.

     5.3 Schedules; Changes; Corrections. Seller shall provide to Purchaser no later than August 8, 1997 all Schedules which are not attached to this Agreement at its execution. Seller shall give Purchaser prompt written notice of any material change in the business of the Division or the Purchased Assets which occurs prior to the Closing. At least 5 days and not more than 10 days before the Closing, and again at and as of the latest practicable time prior to the Closing, Seller will supplement or amend the Schedules to this Agreement in order to disclose any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to correct any error in the Schedules or in any representation and warranty of Seller.

     5.4  Cooperation in Transaction.  The parties shall cooperate in
(i) making all filings and submissions required under the Hart-Scott-Rodino Act as expeditiously as possible, and in any event not later than July 31, 1997, (ii) making as promptly as possible any other filings required under applicable laws, rules and regulations in order to consummate the transfer of the Purchased Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement, (iii) obtaining all necessary Authorizations required in order for the parties to consummate such transfer and transactions, and (iv) causing the transfer, renewal or issuance to Purchaser of any of Seller's permits, licenses or approvals used in the operation of the Division. In addition, Seller shall use its reasonable, good faith efforts to cause such key employees of the Division as Purchaser shall designate to enter into employment contracts and/or non-compete agreements in form satisfactory to Purchaser.

     5.5 Exclusive Dealings. So long as this Agreement remains in full force and effect, Seller will not, directly or indirectly, through any officer, director, shareholder, agent or otherwise (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals or offers from any potential buyer (other than Purchaser) relating to the disposition of the Division or any part thereof (other than sales of inventory in the ordinary course) or (ii) participate in any discussions or negotiations regarding, or furnish any person with information with respect to, the disposition of the Division or any part thereof. If during such period Seller receives any proposal for any such disposition, Seller shall promptly notify Purchaser of such proposal and the terms thereof.

     5.6  Hiring of Employees.

     (a) Purchaser shall offer employment to all Employees currently and actively employed in the business of the Division, effective as of the day following the Closing Date and to each other Employee who is not actively employed in the business of the Division on the Closing Date provided such return to work is within 12 months after the Closing Date. Seller shall exercise reasonable efforts to assist Purchaser in its efforts to secure the employment of Employees. Such employment offers for Non-Bargaining Employees shall provide for accrued vacation benefits under Seller's vacation plan as of the Closing Date, but other employment benefits shall be determined by Purchaser except as provided in paragraphs 5.6(b) and 5.6(c). For purposes of this Agreement, "Bargaining Employees" means any Employees covered under any of the Collective Bargaining Agreements; "Non-Bargaining Employees" means any Employees who are not Bargaining Employees; "Bargaining Hired Employees" means Bargaining Employees who accept employment with Purchaser; "Non-Bargaining Hired Employees," means Non-Bargaining Employees who accept employment with Purchaser; and "Hired Employees" means Bargaining Hired Employees and Non-Bargaining Hired Employees. Hired Employees shall be deemed to have resigned their employment with Seller as of the Closing Date. Seller will not offer employment to any Hired Employee for one year after the Closing Date. The terms of Purchaser's employment of William Augustine are set forth in a written employment contract entered into prior to or contemporaneously with this Agreement.

     (b) Except as otherwise provided in this paragraph 5.6(b), Seller shall not be responsible for any welfare benefit claims incurred after the Closing Date for Hired Employees. Purchaser's medical plan shall provide, for eligibility purposes, that the employment of the Hired Employees with Seller shall be treated as employment with Purchaser. A Non-Bargaining Hired Employee who is on a leave of absence from Seller on the Closing Date shall not be eligible to participate in Purchaser's medical plan until such Non-Bargaining Hired Employee's leave of absence terminates and he or she commences employment duties for Purchaser; a Non-Bargaining Hired
Employee who is hospitalized or otherwise institutionalized for medical reasons on the Closing Date shall not be eligible to participate in Purchaser's medical plan until such Non-Bargaining
Hired Employee is discharged from care and he or she commences employment duties for Purchaser; and a dependent of a Non-Bargaining
Hired Employee who is hospitalized or otherwise institutionalized for medical reasons on the Closing Date shall not be eligible to participate in Purchaser's medical plan until such dependent is discharged from care. Seller shall be responsible for all welfare benefits for Bargaining Hired Employees that are incurred prior to the Closing Date. Purchaser shall provide all welfare benefits incurred after the Closing Date for all Bargaining Hired Employees according to the Collective Bargaining Agreements.

     (c) The Purchaser Plan shall provide, for eligibility and vesting purposes, that the employment of the Non-Bargaining Hired
Employees with Seller shall be treated as employment with Purchaser.

     (d) With respect to the Hired Employees, Purchaser shall assume and discharge the Employee-Related Liabilities. Notwithstanding the preceding sentence, however, if Seller pays severance or termination payments or payments in lieu of accrued vacation to a Hired Employee, Purchaser shall not be required to carry over the vacation accrual for such Hired Employee. Hired Employees who are disabled on the Closing Date shall continue to receive disability benefits from Seller or pursuant to a Seller disability plan until such employee recovers from disability or is re-employed by Purchaser.

     (e) Except as otherwise provided in this Section 5.6, Purchaser shall have no liability to employees of Seller or Hired Employees for events or occurrences which take place or arise prior to Closing or for:

          (i)  any obligations and claims under the Seller Plans;

          (ii) any failure to withhold or remit Taxes;

          (iii) any claims for worker's compensation benefits by employees or former employees;

          (iv) any claims against Seller for discriminatory employment practices; or

          (v) except as provided in paragraph 5.6(h), any obligations Seller has to its employees or their dependents under sections 601 through 609 of Title I of ERISA, including such obligations relating to Hired Employees and their dependents.

     (f) Seller shall, on or before the Closing Date, cause the accounts under the PTG Savings Plan of the Hired Employees to be fully vested. As soon as administratively possible, but no later than December 31, 1997, Seller shall instruct the trustee under the PTG Savings Plan to cause the transfer of cash, in an amount equal to the value of accounts under the PTG Savings Plan of the Hired Employees as of a date chosen by Seller but not more than 10 days prior to the date of such transfer, from the PTG Savings Plan and related trust to the Purchaser Plan and related trust; provided, however, that a participant loan credited to a Hired Employee's account under the PTG Savings Plan, instead of being transferred to the Purchaser Plan and related trust in cash, shall be assumed by the Purchaser Plan and related trust. Upon receipt of assets pursuant to this paragraph 5.6(f), Purchaser shall cause to be established an account pursuant to the Purchaser Plan for each Hired Employee in an amount equal to the value of such Hired Employee's account under the PTG Savings Plan as of a date which is as close to the date of transfer as practicable. Seller contributions pursuant to the PTG Savings Plan which have been accrued as of the Closing Date but have not been paid as of the time of transfer described in this paragraph 5.6(f) shall be paid by Seller to the trust under the Purchaser Plan and shall be credited to the accounts of the Hired Employees under the Purchaser Plan. Seller and Purchaser shall cooperate as may be reasonably required with respect to each of the filings, calculations and other actions necessary to effect the transactions contemplated by this paragraph 5.6(f), including the obtaining of any governmental approvals required to effect such transfer and amendments of the PTG Savings Plan and Purchaser Plan, if necessary, to effect this paragraph 5.6(f).

     (g) As soon as administratively possible, but in no event later than December 31, 1997, the Plains Plastic Savings Plan shall be merged into the Purchaser Plan in accordance with this paragraph 5.6(g). Seller shall instruct the trustee under the Plains Plastic Savings Plan to cause the transfer of cash, in an amount equal to the total value of all assets funding the Plains Plastic Savings Plan as of a date chosen by Seller but not more than 10 days prior to the date of such transfer, from the Plains Plastic Savings Plan and related trust to the Purchaser Plan and related trust; provided, however, that a participant loan credited to a participant's account under the Plains Plastic Savings Plan, instead of being transferred to the Purchaser Plan and related trust in cash, shall be assumed by the Purchaser Plan and related trust. Upon receipt of assets pursuant to this paragraph 5.6(g), Purchaser shall cause to be established an account pursuant to the Purchaser Plan for each Plains Plastic Savings Plan participant and beneficiary in an amount equal to the value of such account under the Plains Plastic Savings Plan as of a date which is as close to the date of transfer as practicable. Seller contributions pursuant to the Plains Plastic Savings Plan which have been accrued as of the Closing Date but have not been paid as of the time of transfer described in this paragraph 5.6(g) shall be paid by Seller to the trust under the Purchaser Plan and shall be credited to the accounts of Hired Employees under the Purchaser Plan. Seller and Purchaser shall cooperate as may be reasonably required with respect to each of the filings, calculations and other actions necessary to effect the transactions contemplated by this paragraph 5.6(g), including the obtaining of any governmental approvals required to effect such transfer and amendments of the Plains Plastic Savings Plan and Purchaser Plan, if necessary, to effect this paragraph 5.6(g).

     (h) All benefits to which any Employee or his or her qualifying beneficiaries may be entitled under Sections 601 through 609 of Title I of ERISA ("COBRA") for qualifying events occurring prior to the Closing Date shall be provided for Hired Employees and their qualifying beneficiaries by Purchaser and for all other Employees and their qualifying beneficiaries by Seller.

     (i) Except as otherwise expressly agreed by Purchaser in paragraph 1.3(a)(iii), this Section 5.6 or Section 5.7, nothing in this Agreement shall cause Purchaser to have any liability under or responsibility for or with respect to any Employee Benefit Plan.

     5.7 Collective Bargaining Agreements. Purchaser shall assume as of the Closing Date all collective bargaining agreements listed in
Schedule 3.22(b) (the "Collective Bargaining Agreements"), except that Purchaser expressly does not assume any obligations under the Preferred Technical Group, Inc. Hourly Employees Pension Plan (the "PTG Pension Plan") provided for in the Collective Bargaining Agreements, and Seller shall have no ongoing obligations under the Collective Bargaining Agreements for Bargaining Employees after the Closing Date except for benefits accrued under the PTG Pension Plan through the Closing Date.

     5.8 Audited Financial Statements. Seller shall cooperate with Purchaser in preparing within 55 days after the Closing Date a balance sheet of the Division at August 31, 1996 and the related statements of income, retained earnings and cash flows for the fiscal year then ended, all of which shall have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and Seller shall use its best efforts to cause Seller's auditors to issue an unqualified opinion thereon within such period. Such balance sheets, including the related notes, shall fairly present in all material respects the financial position of the Division at the date indicated, and such statements of income, retained earnings and cash flows shall fairly present in all material respects the results of operations, changes in retained earnings and cash flows of the Division for the period indicated, in conformity with generally accepted accounting principles. The cost of the engagement of the auditors for such purpose shall be borne equally by both parties.


                VI.  CONDITIONS PRECEDENT TO CLOSING

     6.1 Conditions to Purchaser's Obligations. The obligation of Purchaser to complete the Closing is subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall exert good faith diligent reasonable commercial efforts to cause each such condition to be so fulfilled:

          (a) All representations and warranties of Seller and Echlin contained herein shall be true and correct in all material respects when made and at the Closing as though made as of the time of Closing.

          (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller or Echlin at or before the Closing shall have been duly and properly performed in all material respects.

          (c) Since the date of this Agreement, there shall not have occurred any material adverse change in the condition of the Purchased Assets or the business, financial condition or results of operations of the Division.

          (d) Purchaser shall have received certificates executed by the President of Seller and an executive officer of Echlin, dated as of the Closing Date, certifying that the conditions set forth in clauses (a), (b) and (c) of this Section 6.1 have been fulfilled.

          (e) Purchaser shall have received an opinion of counsel to Seller and Echlin, dated the Closing Date, substantially in accordance with Exhibit C.

          (f) Any Schedules which are not attached to this Agreement at its execution shall be acceptable to Purchaser; provided that any such Schedule shall be deemed acceptable to Purchaser unless Purchaser notifies Seller of its objection within 7 days after its receipt of such Schedule. Purchaser's due diligence procedures and any Schedule supplements, amendments or corrections delivered by Seller or Echlin after execution of this Agreement shall not disclose any facts or conditions that individually or collectively are materially at variance with any one or more of the warranties or representations of Seller set forth in this Agreement or the information in any earlier version of a supplemented, amended or corrected Schedule; provided that any supplement, amendment or correction to a Schedule which is materially at variance with the prior version of such Schedule shall be deemed acceptable to Purchaser unless Purchaser notifies Seller of its objection within 7 days after its receipt of the supplement, amendment or correction.

          (g) All Hart-Scott-Rodino Act and any other necessary governmental approvals and any other required approvals and consents required of any person other than Purchaser shall have been duly obtained, and any waiting periods shall have expired or been terminated.

          (h) All mortgages, deeds of trust and other security interests in the Purchased Assets shall have been released, and duly executed deeds of release, terminations of any financing statements, and other necessary documents shall have been filed or delivered to Purchaser for filing.

          (i) No action or proceeding at law or in equity (other than by Purchaser) shall be pending which (i) seeks to enjoin the transactions herein contemplated, or (ii) materially interferes with the right of Purchaser to conduct its operations and operate the business of the Division using the Purchased Assets subsequent to the Closing.

          (j) Seller shall have delivered to Purchaser at the Closing all bills of sale, deeds, documents, certificates and agreements necessary to transfer to Purchaser good title to the Purchased Assets, free and clear of any and all liens thereon (other than the Assumed Liabilities and the Permitted Encumbrances), and to assign to Purchaser the Assumed Contracts, and Seller shall have taken such other steps as may be required to put Purchaser in actual possession and operating control of the Purchased Assets.

          (k) The Real Property shall, prior to Closing, have passed environmental inspections which do not disclose facts or conditions materially at variance with any of the warranties or representations set forth in Section 3.24 or in the environmental reports provided to Purchaser pursuant to paragraph 3.24(g).

          (l) The Real Property shall, prior to Closing, have passed structural inspections which do not disclose facts or conditions materially at variance with any of the warranties or representations set forth in paragraph 3.9(c) or any structural defects or flaws which, if not remedied, are reasonably likely to result in bodily injury or a material interruption in the business carried on at such location.

          (m) Purchaser shall have received at its own cost at least 10 days prior to Closing, commitments from a title insurance company acceptable to Purchaser, to insure title to each parcel of Real Property, such commitments to be for an ALTA Owner's Policy of Title Insurance in such amount as Purchaser reasonably determines, insuring fee simple title to such Real Property and the improvements thereon subject only to the Permitted Encumbrances and such other exceptions as are acceptable to Purchaser (the "Title Commitments").

     6.2 Conditions to Seller's Obligations. The obligations of Seller to complete the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert good faith diligent reasonable commercial efforts to cause each such condition to be so fulfilled:

          (a) All representations and warranties of Purchaser contained herein shall be true and correct in all material respects when made and at the Closing as though made as of the time of Closing.

          (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

          (c) Seller shall have received a certificate executed by the President of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in clauses (a) and (b) of this Section 6.2 have been fulfilled.

          (d) Seller shall have received an opinion of Armstrong, Teasdale, Schlafly & Davis, counsel to Purchaser, dated as of the Closing date, substantially in accordance with Exhibit D.

          (e) All Hart-Scott-Rodino Act and any other necessary governmental approvals and any other required approvals and consents required of any person other than Seller shall have been duly obtained, and any waiting periods shall have expired or been terminated.

          (f) No action or proceeding at law or in equity (other than by Seller) shall be pending which seeks to enjoin the transactions herein contemplated.

          (g) Purchaser shall have delivered to Seller at the Closing all agreements of assumption and other agreements necessary for Purchaser to assume the Assumed Liabilities.


                       VII.  INDEMNIFICATION

     7.1 Indemnification by Seller and Echlin. Except as otherwise limited by this Article VII, Purchaser and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller and Echlin, jointly and severally, from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal fees and expenses) suffered or incurred by any of them (a "Purchaser Loss"), arising out of or resulting from:

          (a) The breach of any representation or warranty of Seller or Echlin contained herein or in any Exhibit, Schedule or certificate delivered under this Agreement;

          (b) The breach of any covenant or agreement by Seller contained herein or in any other document delivered at the Closing; or

          (c) Any other liabilities of Seller, or any entity controlling, controlled by or under common control with Seller, not expressly assumed by Purchaser herein.

     7.2 Indemnification by Purchaser. Except as otherwise limited by this Article VII, Seller and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal fees and expenses) suffered or incurred by any of them (a "Seller Loss") arising out of or resulting from:

          (a) The breach of any representation or warranty of Purchaser contained herein or in any Exhibit, Schedule or certificate delivered under this Agreement;

          (b) The breach of any covenant or agreement by Purchaser contained herein or in any other document delivered at the Closing; or

          (c) The failure of Purchaser to pay or otherwise discharge the Assumed Liabilities.

     7.3  Indemnification Procedures.

     (a) For the purposes of this Section 7.3, "Indemnitee" means the person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.1 or 7.2, as the case may be; "Indemnitor" means the person having the obligation to indemnify pursuant to such provisions; and "Loss" means a Seller Loss or a Purchaser Loss, as the case may be.

     (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within 30 days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent the Indemnitor can demonstrate that such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnitor shall have a period of 30 days to reply to such Notice of Claim.

     (c)  The obligations and liabilities of an Indemnitor under this
Article VII with respect to a Loss arising from a claim of any third party that is subject to the indemnification provisions provided for in this Article VII (a "Third Party Claim") shall be governed by the following additional terms and conditions: the Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that the Indemnitor shall be permitted, at the Indemnitor's option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice if the Indemnitor gives notice within the 30-day period specified above of the Indemnitor's intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises the Indemnitor's right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and to the extent reasonably possible make good faith diligent efforts to make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by the Indemnitee's own counsel and at the Indemnitee's own expense in defense of such Third Party Claim; provided, however, that the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee's reasonable request for such consultation from time to time with respect to such Third Party Claim. Except for the settlement of a Third Party Claim which involves only the payment of money damages solely by the party agreeing to such settlement, no Third Party Claim for which the Indemnitor has elected to defend may be settled by the Indemnitor without the written consent of the Indemnitee, which consent may be reasonably withheld by such party in consideration of its individual interests. If the Indemnitee does not receive written notice within said period that the Indemnitor has elected to assume the defense of such Third Party Claim, the Indemnitee may elect to assume such defense, assisted by counsel of the Indemnitee's own choosing; provided however, the Indemnitee shall thereafter consult with the Indemnitor upon the Indemnitor's reasonable request for such consultation from time to time with respect to such Third Party Claim. Whether or not the Indemnitee elects to assume the defense of such Third Party Claim, the Indemnitor shall not be relieved of the Indemnitor's obligations hereunder.

     (d) An Indemnitee shall be entitled to reimbursement for reasonable expenses, including legal fees and expenses, incurred in defending against any Third Party Claim, in advance of the final disposition of the Third Party Claim, upon receipt by the Indemnitor of a written undertaking to repay such amount if it shall ultimately be determined that the Indemnitee was not entitled to indemnification under this Article VII.

     (e) Any claim by an Indemnitee with respect to Losses which do not result from a Third Party Claim will be asserted in the same manner as specified in paragraph 7.3(b) above. If the Indemnitor does not respond to such claim within the 30-day period specified in paragraph 7.3(b), the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement and applicable law.

     7.4 Limits on Indemnification. No claim may be made against an Indemnitor under this Article VII for breach of a representation or warranty contained in this Agreement or in any Exhibit, Schedule or certificate delivered under this Agreement unless and only to the extent the aggregate of all the Indemnitee's Losses exceeds $250,000 (the "Threshold"); provided that once the aggregate of all the Indemnitee's Losses exceeds the Threshold, the Indemnitee may claim, and the Indemnitor shall be liable for, all of the Indemnitee's Losses without regard to the Threshold; and provided further that the Threshold shall not apply to any Loss arising under clauses 7.1(b), 7.1(c), 7.2(b) or 7.2(c).

     7.5  Exclusive Remedy.  The indemnification provided for in this
Article VII shall be the exclusive right and remedy available to one party against the other for a Loss, and no claim or cause of action with respect thereto shall be enforceable unless made in accordance with the procedures and within the time periods set forth in this
Article VII.

                        VIII.  OTHER MATTERS

     8.1 Transfer Taxes. Purchaser and Seller each agree to deliver to the other party (or to such governmental or taxing authority as the other party reasonable directs) any form of document that may be required or reasonably requested in order to obtain an exemption with respect to any state, municipal or other sales, use or other transfer taxes that may otherwise be required to be paid on the transfer of the Purchased Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of (i) reasonable demand by the other party or (ii) learning that such form or document is required.

     8.2 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, Schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of two years after the Closing Date, except that Seller's and Echlin's representations regarding Taxes, Employee Benefit Plans and environmental matters shall survive for so long as permitted under applicable statutes of limitations. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein; provided, however, that if at the Closing any party hereto or its representatives shall have knowledge of the inaccuracy in a material respect of any representation or warranty by another party and shall nevertheless proceed to complete the Closing, the party making such representation or warranty shall have no liability after the Closing by reason of such inaccuracy to the party who has, or whose representative has, such knowledge.

     8.3  Maintenance of Books and Records.

     (a) Following the Closing, Purchaser shall give Seller the opportunity to remove from the Division all records pertaining solely to Excluded Assets.

     (b) Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed by such party after the Closing relating to any of the Purchased Assets, or Assumed Liabilities or business of the Division prior to the Closing. After the Closing, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the officers, employees, books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Division prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     (c) Seller shall provide to Purchaser, without charge, for a reasonable period of time not to exceed 12 months after the Closing Date, access to all computer equipment and software used by the Division which is not included in the Purchased Assets (including the AS400 system containing Seller's general ledger, accounts payable, accounts receivable and financial reporting information), to the extent related to Division accounting and to the extent necessary to maintain continuity in the collection or reporting of Division business transaction and financial information during the transition of the business of the Division to Purchaser's computer systems; however, Purchaser shall pay or reimburse Seller for the costs of the telephone line connections between the Division's plants and Seller's AS400 system. Seller shall provide Purchaser, without charge, copies of transaction records, vouchers and other data with respect to the Division not otherwise available to Purchaser (including without limitation accounts payable information for periods before September,
1996), as reasonably required by Purchaser to resolve customer and supplier disputes, audits and claims relating to Taxes, and other similar matters.

     8.4 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly, but in any event within 10 days, transfer and deliver to the other, from time to time as and when received by them, any cash, checks or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any account payments and insurance proceeds, and will account to the other for all such receipts.

     8.5  Covenant Not to Compete.

     (a) Each of Seller and Echlin hereby agrees that for a period of five (5) years after the Closing Date, it will not, directly or indirectly, as a partner, joint venturer, employer, employee, consultant, shareholder, principal, agent or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way competes with the business of the Division as carried on at the time of this Agreement or at Closing in any geographic area in which the Division has sold its products within the two years prior to the Closing Date. The parties hereto specifically acknowledge and agree that a remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage, provided, however, that nothing herein shall be construed to prevent Seller from:

          (i) the acquisition of any company or business not more than 10% of whose business consists of activities carried on by the Division;

          (ii) the holding of not more than 5% of the shares in any company whose shares are quoted on any stock exchange, even though that company carries on activities carried on by the Division;

          (iii) the continued conduct of any business or holding of any interest in any business conducted or held by Seller at the Closing Date (other than the Division); or

          (iv) the developing, manufacturing, marketing, selling or distributing of any other products or services or the carrying on of any other activities, not carried on by the Division at the Closing Date.

     (b) From and after the Closing Date, Seller shall not, directly or indirectly, disclose or use for its own benefit, or for the benefit of any other person, any information relating to the business of the Division or the Purchased Assets, except to the extent such disclosure may be required by law.

     (c) Seller acknowledges and agrees that in view of the nature of the business of the Division and the Purchased Assets and the business objectives of Purchaser in acquiring them and the consideration paid to Seller therefor, the territorial and time limitations contained in paragraph 8.5(a) are reasonable and properly required for the adequate protection of Purchaser. The parties intend for the covenants of paragraphs 8.5(a) and 8.5(b) to be enforceable to the maximum extent permitted by law, and if any reviewing court deems any of such covenants to be unenforceable or invalid, Purchaser and Seller authorize such court to reform (i) the unenforceable or invalid provisions and to impose such restrictions as reformed and (ii) the remaining provisions as it deems reasonable.

     8.6 Confidentiality; Public Announcements. Purchaser, Seller and Echlin shall hold in confidence the terms and conditions of this Agreement and shall make no public statements or releases relating to the transactions contemplated by this Agreement, except those that may be required by law in the judgment of counsel, without the advance approval of the other party as to substance and timing. Purchaser and Seller will cooperate with each other to coordinate all such public statements and releases. It is agreed, however, that Purchaser will publicly announce the execution of this Agreement. This paragraph shall survive any termination of this Agreement pursuant to Section 9.1, but shall cease to apply to information which hereafter is publicly disclosed or otherwise becomes publicly available.

     8.7 Product Liability Insurance. Seller will maintain its product liability insurance in at least the current coverage limits for at least five years after the Closing Date.

     8.8 Notice to Creditors and Customers. Purchaser and Seller each hereby waive compliance by the other with the provisions of laws commonly referred to as "bulk sales laws" requiring the furnishing of notice to creditors of Seller. Seller shall indemnify Purchaser against, and hold Purchaser harmless from, any and all loss, cost, damage and expense (including but not limited to reasonable attorney's fees) which Purchaser may sustain by reason of the failure by Seller and Purchaser to comply, in connection with the transaction contemplated by this Agreement, with any applicable bulk sales or bulk transfer act. Such indemnification shall be without regard to the Basket but shall otherwise be subject to the procedures set forth in Article VII.

     8.9 Covenant of Performance. Echlin shall cause Seller to comply with Seller's covenants made in this Agreement.


                         IX.  MISCELLANEOUS

     9.1 Termination. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time by mutual consent of the Seller and Purchaser, or by either Seller or Purchaser by notice to the other if the Closing shall not have taken place on or prior to September 30, 1997 (or such other date as may hereafter be agreed upon by the parties). If the Agreement is terminated under this Section 9.1, the parties shall have no further liability to each other by reason of such termination, except that if any party hereto knowingly or wilfully breaches or defaults in any of its representations, warranties or covenants, the other party adversely affected may at its option seek and exercise all remedies permitted by law and seek to recover attorneys' fees and other expenses related to the exercise of the foregoing remedies.

     9.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     9.3 Contents of Agreement, Parties in Interest, Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, including but not limited to the letter of intent between Purchaser and Seller dated June 27, 1997 are superseded by this Agreement, except that the confidentiality provisions of the agreements in said letter of intent and in the letter agreement between the parties dated July 2, 1997 shall remain in effect according to their terms.

     9.4 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by either party without the prior written consent of the other parties, provided that Purchaser may assign this Agreement in whole or in part to a subsidiary or affiliate if such assignment does not relieve Purchaser of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

     9.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     9.6 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, by overnight mail or courier service, or by facsimile (and confirmed by registered or certified mail or overnight mail or courier as aforesaid), addressed as follows:

          If to Seller:       Preferred Technical Group, Inc.
                         2044 Austin Drive
                         Rochester Hills, Michigan 48309
                         Attention:  President
                         Facsimile:     (810) 853-8232
                         Telephone:     (810) 299-1500

             with a copy to:  Echlin Inc.
                         100 Double Beach Road
                         Branford, Connecticut 06405
                         Attention:  Secretary
                         Facsimile:     (203) 481-6485
                         Telephone:     (203) 481-5751

          If to Echlin:       Echlin Inc.
                         [Same address as above]

          If to Purchaser:    Spartech Corporation
                         7733 Forsyth, Suite 1450
                         Clayton, Missouri  63105
                         Attention:  Chief Financial Officer
                         Facsimile:     (314) 721-1447
                         Telephone:     (314) 721-4242

             with a copy to:  Jeffrey D. Fisher, Esq.
                         Armstrong, Teasdale, Schlafly & Davis
                         One Metropolitan Square, Suite 2600
                         St. Louis, Missouri  63102
                         Facsimile:     (314) 621-5065
                         Telephone:     (314) 621-5070

or to such other address and to the attention of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered to the office of the recipient as aforesaid, regardless of actual receipt by the individual named.

     9.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Missouri without regard to principles of conflicts of laws.

     9.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and in the case of indemnification pursuant to Article VII, any other Indemnitees, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     9.9 Headings; Terminology. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any others entity. The term "affiliate" when used with respect to a person shall mean any other person directly or indirectly controlled by, under common control with or in control of such person.

     9.10 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     9.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.12 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.




                      [Signature page follows]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                Purchaser:   SPARTECH CORPORATION


                                             By
                                             Title

                                   Seller:   PREFERRED TECHNICAL GROUP, INC.


                                             By
                                             Title

                                   Echlin:   ECHLIN INC.


                                             By
                                             Title


                   List of Exhibits and Schedules


Exhibit A - May 31, 1997 Net Assets
Exhibit B - Allowable Capital Expenditures
Exhibit C - Opinion of Counsel for Seller and Echlin
Exhibit D - Opinion of Armstrong, Teasdale, Schlafly & Davis

Schedule 1.1(e)(i)  - Real Property
Schedule 1.1(e)(ii) - Equipment
Schedule 1.1(f)(i)  - Intellectual Property
Schedule 1.1(f)(ii) - Permits
Schedule 3.4        - Encumbrances; leased items used by the Division
Schedule 3.7        - Receivables
Schedule 3.8        - Customer-Owned Inventory
Schedule 3.10 - Confidentiality or non-disclosure agreements; intellectual property claims
Schedule 3.14  - Events since the Interim Balance Sheet Date
Schedule 3.15  - Violations of Regulations; Authorizations
Schedule 3.16  - Related Party Transactions
Schedule 3.17 - Pending or threatened litigation or other proceedings
Schedule 3.18  - Insurance policies
Schedule 3.19  - Leases
Schedule 3.20  - Contracts not to be assumed; description of oral
Contracts
Schedule 3.22(a)    - List and compensation of Employees
Schedule 3.22(b)    - Labor matters; non-compliance with labor laws
Schedule 3.22(d)    - Compensation increases and commitments
Schedule 3.22(e)    - Agreements regarding work by non-employees
Schedule 3.22(f)    - Violations of certain employment laws
Schedule 3.23(f)    - Certain medical conditions
Schedule 3.24  - Environmental non-compliance
Schedule 3.25  - Business names and locations

                             EXHIBIT A

     Certain Division Assets and Liabilities as of May 31, 1997


Current Assets

Accounts Receivable                                    $         11,700,931
Less:  Allowance for Bad Debts                           (         462,006)
Notes Receivable                                                         0
Employee Receivables                                                     0
Inventory:
  Raw Materials                                      3,800,084
  Work in Process                                            0
  Finished Goods                                       660,392
  Less:  Obsolescence Reserve                           (    0)
   Less:  Reserve for Warranties and Returns            (    0)
     Total Inventory                                              4,460,476
Prepaid Expenses                                                     47,799
Other Current Assets                                                617,776
         Total Current Assets                          $         16,364,976

Property, Plant & Equipment
Land & Improvements                                       $         196,780
Buildings & Improvements                                          3,478,324
Vehicles, Machinery & Eqipment                                   13,267,588
         Total Property, Plant & Equipment                  $    16,942,692

Other Assets
Deferred Charges                                            $         13,940
Intangibles                                                       20,031,293

         Total                                           $         53,352,901


Current Liabilities
Trade Accounts Payable                                    $         4,910,011
Accrued Income Taxes                                                  224,282
Employee-Related Liabilities:
  Accrued Salaries and Wages                                           78,075
  Accrued Payroll and Other Taxes                                     212,367
  Other Current & Accrued Liabilities (accrued vacation)              539,025

         Total                                            $         5,963,760


         Net as of May 31, 1997                          $         47,389,141


                             EXHIBIT B

               List of Permitted Capital Expenditures


                        [SEE ATTACHED SHEET]

                             EXHIBIT C

                Form of Opinion of Seller's Counsel



                        ______________, 1997



[Spartech Corporation]
7733 Forsyth, Suite 1450
St. Louis, Missouri 63105

Gentlemen:

     I have acted as counsel to Preferred Technical Group, Inc., a Delaware corporation ("Seller"), and Echlin Inc., a Connecticut corporation ("Echlin") in connection with the Asset Purchase and Sale Agreement dated as of July __, 1997, between [Spartech Corporation] ("Purchaser"), Seller and Echlin (the "Agreement"), and the transactions contemplated thereby. This opinion is being delivered to you pursuant to paragraph 6.1(e) of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     In connection with rendering the opinions hereinafter expressed, I have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of Seller and Echlin and their affiliated companies as I have deemed appropriate. In conducting my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or facsimile copies and the authenticity of the originals of such copies, the accuracy and completeness of all records made available to me by Seller and Echlin, and the accuracy of all statements as to factual matters made by officers and employees of, and accountants for, Seller and Echlin and by public officials. In conducting my examination of documents executed by parties other than Seller and Echlin and their affiliates, I have assumed, without investigation, that each such other party had the power and capacity to enter into and perform all of its obligations under such documents and have also assumed the due authorization by all requisite action, execution and delivery by such parties of such documents and the validity and binding effect thereof.

     No opinion is expressed as to any laws other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware, and the Federal laws of the United States.

     Based upon the foregoing, and with due regard to such legal considerations as we deem relevant, I am of the opinion that:

     1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Echlin is a corporation duly organized, validly existing and in good standing under the laws of Connecticut.

     2. Seller has full corporate power and authority to enter into the Agreement and perform the covenants contemplated thereby to be performed by it. The execution, delivery and performance of the Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller, including the consent or approval by Seller's shareholder to the Agreement and the transactions contemplated thereby. Echlin has full corporate power and authority to enter into the Agreement and perform the covenants contemplated thereby to be performed by it. The execution, delivery and performance of the Agreement by Echlin has been authorized by all necessary corporate action on the part of Echlin, and no consent or approval by Echlin's shareholders is required for the Agreement or the transactions contemplated hereby.

     3. The Agreement has been duly executed and delivered by Seller and Echlin and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws limiting the enforcement of creditors' rights generally, and by general principles of equity and the general equitable discretion of the court before which any proceeding in equity may be brought.

     4. Except for required filings under the Hart-Scott-Rodino Act (the filing having been made and the waiting period having expired or been terminated), to the best of my knowledge, after reasonable investigation, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, which if not made or obtained would have a material adverse effect on the business, assets or financial condition of the Division, is or has been or will be required on the part of Seller in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated thereby.

     5. The execution, delivery, and performance of the Agreement and the transactions contemplated thereby do not and will not violate the Certificate of Incorporation or Bylaws of Seller or the Certificate of Incorporation or Bylaws of Echlin.

     Except as set forth below, this opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby, and may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

                                   Very truly yours,

                                   ________________________________

                             EXHIBIT D

               Form of Opinion of Purchaser's Counsel


                        ______________, 1997



Echlin Inc.
100 Double Beach Road
Branford, Connecticut 06405

Gentlemen:

     We have acted as counsel to [Spartech Corporation], a Delaware corporation ("Purchaser") in connection with the Asset Purchase and Sale Agreement dated as of July __, 1997, between Echlin Inc. ("Seller") and Purchaser (the "Agreement"), and the transactions contemplated thereby. This opinion is being delivered to you pursuant to paragraph 6.2(d) of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     In connection with rendering the opinions hereinafter expressed, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of Purchaser and its affiliated companies as we have deemed appropriate. In conducting our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies, the accuracy and completeness of all records made available to us by Purchaser, and the accuracy of all statements as to factual matters made by officers and employees of, and accountants for, Purchaser and by public officials. In conducting our examination of documents executed by parties other than Purchaser, we have assumed, without investigation, that each such other party had the power and capacity to enter into and perform all of its obligations under such documents and have also assumed the due authorization by all requisite action, execution and delivery by such parties of such documents and the validity and binding effect thereof.

     We express no opinion as to any matters governed by any laws other than the laws of the State of Missouri, the General Corporation Law of the State of Delaware, and the Federal laws of the United
States.

     Based upon the foregoing, and with due regard to such legal considerations as we deem relevant, we are of the opinion that:

     1. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. Purchaser has full corporate power and authority to enter into the Agreement and carry out the transactions contemplated thereby. The execution, delivery and performance by Purchaser of the Agreement have been duly authorized and approved by all required corporate actions on the part of Purchaser.

     3. The Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws limiting the enforcement of creditors' rights generally, and by general principles of equity and the general equitable discretion of the court before which any proceeding in equity may be brought.

     4. Except for required filings under the Hart-Scott-Rodino Act (the filing having been made, and the waiting period having expired or been terminated) to the best of our knowledge, after reasonable investigation, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any governmental authority or entity, which if not made or obtained would have a material adverse effect on the business, assets or financial condition of Purchaser, is or has been or will be required on the part of Purchaser in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated thereby.

     5. The execution, delivery, and performance of the Agreement and the transactions contemplated thereby do not and will not violate the Certificate of Incorporation or Bylaws of Purchaser.

     Except as set forth below, this opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby, and may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                              Very truly yours,

                              ARMSTRONG, TEASDALE,
                                SCHLAFLY & DAVIS